Exhibit 3.1

ARTICLES OF AMENDMENT TO
THE AMENDED AND RESTATED CHARTER

OF

KIRKLAND’S, INC.

In accordance with Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Amended and Restated Charter (the “Charter”):

1.
The name of this corporation is Kirkland’s, Inc. (the “Corporation”).
2.
Paragraph 4 of the Charter is hereby deleted in its entirety and replaced with the following, which states the authorized number and par value of common and preferred stock, and shall read in its entirety as follows:

“4. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Ninety Million (90,000,000), of which Eighty Million (80,000,000) shares shall constitute a single class of shares known as Common Stock, which shall be without par value (the “Common Stock”), and the remaining Ten Million (10,000,000) shares shall be known as Preferred Stock (the “Preferred Stock”).”

3. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.

4. On the recommendation of the Board of Directors of the Corporation, these Articles of Amendment were duly adopted by the shareholders of the Corporation at a meeting of the shareholders on [__________], 2025.

5. These Articles of Amendment will be effective upon filing with the Secretary of State of the State of Tennessee.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officer as set forth below this ___ day of __________, 2025.

KIRKLAND’S, INC.

By:

Name:

Title:

2